Exhibit 99.2

LETTER TO BROKERS, DEALERS
COMMERCIAL BANKS, TRUST COMPANIES
AND OTHER NOMINEES

Offer by
IEG HOLDINGS CORPORATION
to Exchange Each Outstanding Share of Common Stock of
ONEMAIN HOLDINGS, INC.
for
Two Shares of Common Stock of IEG Holdings Corporation

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M. (MIDNIGHT), NEW YORK CITY TIME, ON FEBRUARY 6, 2017, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

January 5, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by IEG Holdings Corporation (“IEG Holdings”), which is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of transmittal (together, the “offer”), to exchange for each issued and outstanding share of common stock of OneMain Holdings, Inc. two shares of IEG Holdings common stock.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M. (MIDNIGHT), NEW YORK CITY TIME, ON FEBRUARY 6, 2017, UNLESS EXTENDED.

There is no procedure for guaranteed delivery in the offer and, therefore, tenders must be received by the Expiration Time.

For your information and for forwarding to your clients for whose accounts you hold shares of OneMain Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.       The prospectus/offer to exchange;

2.       The related letter of transmittal for your use in accepting the offer and tendering shares of OneMain Common Stock and for the information of your clients; and

3.       A printed form of letter which may be sent to your clients for whose accounts you hold shares of OneMain Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer.

IEG Holdings will not pay any commissions or fees to any broker, dealer or other person, other than to us, Georgeson LLC, as the information agent, Computershare Inc., as the depository and exchange agent, and other persons described in the section of the prospectus/offer to exchange titled “The Exchange Offer—Fees and Expenses,” for soliciting tenders of share of common stock of OneMain Holdings, Inc. pursuant to the offer. Upon request, IEG Holdings will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the information agent at the addresses and telephone numbers set forth on the back cover of the prospectus/offer to exchange.

Very truly yours,

GEORGESON LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF IEG HOLDINGS OR GEORGESON LLC AS THE INFORMATION AGENT OR THE DEPOSITORY AND EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.